Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, UT 84095 (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Analyst Contact
(801) 984-9400	(310) 854-8300

FOR IMMEDIATE RELEASE:
MAY 1, 2007

HEADWATERS INCORPORATED ANNOUNCES RESULTS
FOR ITS FISCAL 2007 SECOND QUARTER

•                  Revenue of $274 Million

•                  Net Income of $27 Million

•                  Diluted EPS of $0.59

SOUTH JORDAN, UTAH, MAY 1, 2007 (NYSE: HW) — HEADWATERS INCORPORATED today announced results for the quarter ended March 31, 2007, the second quarter of its fiscal 2007 year.

Highlights for the quarter include:

•            Strong seasonal performance in coal combustion products

•            Improved results in Section 45K synfuel business

•            Alabama coal cleaning facility improvements completed — now operational

•            Blue Flint ethanol plant completed — now operational at capacity

•            License agreements signed for Philippines’ coal-to-liquids plant

•            Issuance of $160 million of convertible debt

Headwaters’ total revenue for the March 2007 quarter was $274.1 million, up 2% from $269.7 million reported for the March 2006 quarter. Operating income increased 20% to $45.4 million in the March 2007 quarter compared to $37.7 million in the March 2006 quarter. Net income for the March 2007 quarter was $27.2 million or $0.59 of diluted earnings per share, up 48% from the March 2006 quarter of $18.4 million or $0.40 of diluted earnings per share.

Operating Performance

Building Materials. Revenues from coal combustion products (“CCPs”) during the March 2007 quarter increased $3.6 million or 6%, from $58.5 million to $62.1 million versus the March 2006 quarter. Operating margin increased to 13.2% compared to 9.1% in the March 2006 quarter. The increases in revenue and operating margin resulted from strong product demand and upward pricing trends in several cement markets. As demand for CCPs remains strong, we are continuing to expand our distribution and storage system to meet the increased interest in substituting fly ash for portland cement.

Consistent with industry trends, revenues from construction materials during the March 2007 quarter continue to be affected negatively by a downturn in the residential housing and remodeling markets. Revenues for the March 2007 quarter were $115.5 million, compared to $131.7 million for the March 2006 quarter, or down 12%. Operating margin decreased to 2.0% for the March 2007 quarter compared to 10.1% in the prior year quarter, primarily caused by lower fixed cost absorption and increased raw material costs. We expect revenues and margins to improve in the June and September quarters as we realize higher seasonal demand.

Alternative Energy Segment.

During the quarter we completed the improvements to our Alabama coal cleaning facility and commenced operations.  There were no significant issues in the start up, and initial operations support recovery rates consistent with projections. Construction and engineering have commenced on two additional facilities in Alabama, including site clearing and foundation work. Further, Headwaters began preparation of its Indiana site for the start of construction in the June quarter.

Headwaters executed a technology license for its direct coal liquefaction technology with a Philippine entity for its development of an anticipated 34,000 barrels per day facility. It is expected that the project will be unique because it will not only involve direct coal liquefaction, but also contemplates indirect liquefaction, where coal is first gasified and the syngas is converted into diesel products.

The construction of the Blue Flint ethanol production facility was completed and began operating during the March quarter. Based on the equity method of accounting, and given today’s corn and ethanol prices, we expect the facility to produce net revenue to Headwaters of $1 million to $2 million on fiscal 2007 gross revenues to the joint venture of over $70 million.

All of Headwaters’ licensees and other customers operated their synfuel facilities during the quarter. Chemical reagent sales in the March 2007 quarter of $46.0 million were 8% lower than in the March 2006 quarter. Due primarily to reagent cost increases, the gross margin on chemical reagent sales in the March 2007 quarter was 19%, compared to 24% in the prior year quarter. We anticipate that reagent margins in fiscal 2007 will be in the 17% range. Headwaters has hedged its own Section 45K operating costs against the risk of high oil prices and is also participating in the cost of certain hedging transactions executed by several of our licensees.

License fees increased by $25.9 million from $16.3 million in the March 2006 quarter to $42.2 million in the March 2007 quarter. The increase in license fee revenues in the March 2007 quarter resulted primarily from substantial amounts of prior years’ earned license fees meeting the “fixed or determinable” accounting standard for revenue recognition. Ongoing uncertainty surrounding the phase-out of Section 45K tax credits in calendar 2007 will continue to affect the recognition of tax credit-based license fee revenue earned in fiscal 2007. Using available information as of March 31, 2007, and consistent with the methodology employed at the end of each of the 2006 quarters, Headwaters calculated an estimated phase-out percentage for Section 45K tax credits for calendar year 2007 of approximately 21%.

Headwaters’ effective income tax rate for the March 2007 quarter was 17%. Headwaters used the estimated phase-out percentage for calendar 2007 of approximately 21% in calculating expected Section 45K tax credits for 2007. Headwaters also recognized an upward adjustment in the 2006 tax credits because the actual phase-out of Section 45K tax credits for calendar 2006 was lower than previously estimated. These tax credits resulted in an effective tax rate lower than the statutory rate. Based largely on the current estimate of Section 45K phase-out, Headwaters’ estimated effective tax rate for fiscal 2007 is approximately 23%.

Headwaters continues the process of transitioning away from its Section 45K business. However, synfuel is expected to contribute more meaningfully to Headwaters’ fiscal 2007 results than previously expected. Using end of quarter NYMEX pricing as a basis for our estimate, there would be approximately 21% phase-out of Section 45K in calendar 2007, and we will have better than anticipated revenues and earnings in our alternative energy segment. However, it is too early in the year to reach any certain conclusion regarding average annual oil prices and phase-out of Section 45K.

Capital Structure / Indebtedness

The components of Headwaters’ debt structure as of March 31, 2007 are shown in the following table.

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$262.5	LIBOR + 2.0%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $4.4 million)	$0	Prime + 0.75%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014
Total	$595.0

In January 2007, Headwaters issued $160.0 million in aggregate principal amount of 2.50% convertible senior subordinated notes due 2014 in a private placement and simultaneously entered into a call spread transaction. The notes are convertible under certain circumstances into a combination of cash and if applicable, shares of Headwaters common stock at an effective conversion price of $35.00 per share, after taking into account the effect of the call spread transaction. The notes and the shares into which the notes may be converted were registered “for resale” in April 2007. Proceeds from the notes were used to repay other higher-rate debt. Headwaters incurred approximately $2.0 million in additional interest expense in the March 2007 quarter as a result of the write off of unamortized debt issuance costs associated with the amount of the senior debt that was repaid. Headwaters is in compliance with all debt covenants.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/05	9/30/06	3/31/07
Current Ratio	1.49	1.88	1.84
Total Debt to Equity	0.95	0.74	0.70
Total Indebtedness to TTM EBITDA	2.36	2.53	2.57
TTM EBITDA (in millions)	$277.6	$235.5	$231.2

Headwaters’ EBITDA is defined as net income adjusted by adding net interest expense, income taxes, depreciation and amortization. EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ EBITDA for the trailing twelve months is calculated as follows:

(in millions)	9/30/05	9/30/06	3/31/07
Net Income	$121.3	$102.1	$99.6
Net Interest Expense	57.4	34.0	33.7
Income Taxes	42.5	35.7	29.3
Depreciation and Amortization	56.4	63.7	68.6
TTM EBITDA	$277.6	$235.5	$231.2

Commentary and Outlook

Scott K. Sorensen, Headwaters’ Chief Financial Officer, stated, “The strong performance of our synfuel business continued in our second calendar quarter.  Oil prices are hovering at the low end of the phase out range for 2007 and if the current price levels persist, we should have a strong third quarter in our synfuel business.  We continue to reiterate our guidance of $1.60 to $1.80, but there could be significant upside to this guidance based upon performance of our Section 45K business and improved seasonal performance in building products. We anticipate updating our guidance at the end of the June quarter.”

“Our new building products and brands are out-performing Headwaters’ legacy products, said Kirk A. Benson, Chairman and Chief Executive Officer, “but we continue to see slower sales than last year.  The results of the down cycle in residential construction will prevent us from achieving our original forecast of $1.00 to $1.05 in non-Section 45K business operations. We are confident in the quality of the building products businesses, the recovery of margins, and improved sales as the down cycle bottoms out.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 8, 2007 by dialing 800-405-2236 or 303-590-3000 and entering the passcode 11088299.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward-Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuels, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects”, “anticipates”, “targets”, “goals”, “projects”, “believes”, “seeks”, “estimates”, variations of such words, and similar expressions are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Our Internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	September 30, 2006	March 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$79,151	$29,310
Trade receivables, net	131,608	150,185
Inventories	62,519	64,714
Other	36,759	30,405
Total current assets	310,037	274,614
Property, plant and equipment, net	213,406	221,709
Intangible assets, net	251,543	249,371
Goodwill	826,432	863,161
Other assets	60,311	58,376
Total assets	$1,661,729	$1,667,231

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$23,854	$31,284
Accrued liabilities	133,620	118,077
Current portion of long-term debt	7,267	23
Total current liabilities	164,741	149,384
Long-term debt	587,820	595,000
Deferred income taxes	96,972	63,140
Other long-term liabilities	11,238	5,773
Total liabilities	860,771	813,297

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	502,265	511,334
Retained earnings	299,866	344,061
Other	(1,215)	(1,503)
Total stockholders’ equity	800,958	853,934

Total liabilities and stockholders’ equity	$1,661,729	$1,667,231

Note:           The current ratio as of September 30, 2006 of 1.88 is derived by dividing total current assets of $310,037 by total current liabilities of $164,741. The current ratio as of March 31, 2007 of 1.84 is derived by dividing total current assets of $274,614 by total current liabilities of $149,384.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2006	2007	2006	2007
Revenue:
Construction materials	$131,709	$115,547	$261,678	$238,302
Coal combustion products	58,491	62,093	123,656	131,265
Alternative energy	79,483	96,465	164,897	179,462
Total revenue	269,683	274,105	550,231	549,029

Cost of revenue:
Construction materials	91,231	87,176	180,936	177,738
Coal combustion products	46,347	46,795	95,309	96,242
Alternative energy	52,590	45,725	100,247	100,595
Total cost of revenue	190,168	179,696	376,492	374,575

Gross profit	79,515	94,409	173,739	174,454

Operating expenses:
Amortization	6,105	5,847	12,141	11,658
Research and development	3,355	5,343	6,319	9,127
Selling, general and administrative	32,313	37,785	67,272	74,346
Total operating expenses	41,773	48,975	85,732	95,131

Operating income	37,742	45,434	88,007	79,323

Net interest expense	(8,709)	(9,070)	(17,660)	(17,337)
Other income (expense), net	(2,432)	(3,590)	(5,501)	(6,151)

Income before income taxes	26,601	32,774	64,846	55,835

Income tax provision	(8,200)	(5,570)	(18,150)	(11,640)

Net income	$18,401	$27,204	$46,696	$44,195

Basic earnings per share	$0.44	$0.65	$1.12	$1.05

Diluted earnings per share	$0.40	$0.59	$1.00	$0.96

Weighted average shares outstanding — basic	41,830	42,169	41,717	42,123

Weighted average shares outstanding — diluted	48,934	48,406	48,780	48,390

Note:           Total depreciation and amortization was $15,817 and $18,072 for the quarters ended March 31, 2006 and 2007, respectively, and $30,780 and $35,750 for the six months ended March 31, 2006 and 2007, respectively.